                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement             / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CHARMING SHOPPES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

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/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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

                             CHARMING SHOPPES, INC.
                                 450 WINKS LANE
                          BENSALEM, PENNSYLVANIA 19020
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 29, 1995
                            ------------------------

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Charming Shoppes, Inc. will be held at the offices of Charming Shoppes, Inc. at 450 Winks Lane, Bensalem, Pennsylvania 19020, on June 29, 1995 at 10:00 A.M. for the following purposes:

          1. To elect three Class B Directors of the Company.

          2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only Shareholders of record at the close of business on May 12, 1995 will be entitled to notice of and to vote at the meeting.

     A Proxy Statement, Proxy Card, Annual Report and postage-paid return envelope are enclosed.

                                          By Order of the Board of Directors

                                              BERNARD BRODSKY
                                                 Secretary

May 25, 1995

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE REQUESTED TO VOTE, DATE AND SIGN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, AND TO MAIL THE SAME IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.

                             CHARMING SHOPPES, INC.

                                 450 WINKS LANE
                               BENSALEM, PA 19020
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     Execution and return of the enclosed Proxy Card is being solicited by the Board of Directors of Charming Shoppes, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on June 29, 1995 at 10:00 A.M. at the offices of the Company at 450 Winks Lane, Bensalem, Pennsylvania 19020, or at any adjournments thereof (the "Meeting"). Shares of the Company's Common Stock represented by any unrevoked Proxy in the enclosed form, if such Proxy is properly executed and is received prior to the Meeting, will be voted in accordance with the specifications made on such Proxy. Any properly executed Proxy received on a timely basis on which no specification has been made by the Shareholder will be voted "FOR" the election as Directors of the nominees listed herein (or for such substitute nominee as may be nominated by the Board of Directors in the event any initial nominee becomes unavailable which event is not anticipated), and, in the discretion of the Proxy Committee, upon all other matters requiring a vote of Shareholders which may come before the Meeting, and of which the Board of Directors was not aware a reasonable time before this solicitation. This Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders and Proxy Card and the Company's 1995 Annual Report have been mailed on or about May 25, 1995. Only Shareholders of record as of the close of business on May 12, 1995 are entitled to notice of and to vote at the Meeting.

     On May 17, 1995 David V. Wachs resigned from his offices as Chairman of the Board, Chief Executive Officer and a Director of the Company. The Company has entered into an agreement with David V. Wachs pursuant to which he will continue to render services to the Company as a non-officer employee. See "MANAGEMENT COMPENSATION -- Employment and Change of Control Agreements". Philip Wachs, the Company's President and Chief Operating Officer, was elected to the office of Chairman of the Board. He has also assumed the role of acting Chief Executive Officer while the Company conducts a search for a new President and Chief Executive Officer. Once the search is successfully completed, Philip Wachs will continue to serve the Company in the office of Chairman of the Board.

     The Proxy Committee consists of Philip Wachs, Chairman of the Board of Directors, President, Chief Operating Officer and acting Chief Executive Officer, and Samuel Sidewater, Executive Vice President -- Business Development. Any Shareholder who executes and delivers a Proxy may revoke it at any time prior to its use by delivering a duly executed Proxy bearing a later date or by sending notice to the Secretary of the Company at the address of the Company listed above. Any Shareholder may choose to attend the Meeting and vote in person, in which case any Proxy previously executed by such Shareholder will be revoked.

     As of May 12, 1995 the Company had outstanding 102,997,160 shares of Common Stock, the holders of which are entitled to one vote per share. Presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote is necessary to constitute a quorum. The election of Directors will be determined by a plurality of the votes cast. With regard to the election of Directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.

                             ELECTION OF DIRECTORS

GENERAL

     Pursuant to the Company's Restated Articles of Incorporation, which provides for a classified Board of Directors, the Board of Directors consists of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms expiring on the third succeeding Annual Meeting after such election and until their successors shall have been duly elected and qualified. The terms of three Class B Directors, namely Joseph
L. Castle, II, Michael Solomon and Philip Wachs, are scheduled to expire as of the date of the Meeting. Therefore, at the Meeting these three Class B Directors will be nominated to serve for an additional three-year term and until their successors shall have been duly elected and qualified. Messrs. Castle, Solomon and Philip Wachs were last elected as Class B Directors to the Board at the Company's Annual Meeting held on June 18, 1992 for terms expiring at the 1995 Annual Meeting of Shareholders.

     Unless otherwise directed, the Proxy solicited hereby will be voted for the election of Joseph L. Castle, II, Michael Solomon and Philip Wachs as Class B Directors.

     If any of the nominees refuses or is unable to serve as a Director (which event is not anticipated), discretionary authority may be exercised by the Proxy Committee to vote for a substitute to be named by the present Board of Directors. The election of Directors will be determined by a plurality of the votes cast.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL THE NOMINEES.

BIOGRAPHICAL INFORMATION

     The following information is submitted as of May 18, 1995, concerning each nominee for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting:

                             NOMINEES FOR DIRECTOR

                                       POSITION HELD                      YEAR FIRST          TERM
            NAME                     WITH THE COMPANY           AGE     BECAME DIRECTOR     TO EXPIRE
-----------------------------  -----------------------------    ---     ---------------     ---------
Joseph L. Castle, II.........  Director                         62            1990             1998
Michael Solomon..............  Director                         47            1990             1998
Philip Wachs.................  Chairman of the Board,           39            1988             1998
                               President, Chief Operating
                               Officer and acting Chief
                               Executive Officer

                              DIRECTORS WHOSE TERMS OF OFFICE CONTINUE
Samuel Sidewater.............  Executive Vice President --      57            1988             1996
                               Business Development and
                               Director
Alan Rosskamm................  Director                         45            1992             1996
Mordechay Kafry..............  Executive Vice President --      42            1990             1997
                               Merchandise Procurement and
                               Director
Marvin L. Slomowitz..........  Director                         65            1990             1997
Geoffrey W. Levy.............  Director                         47            1993             1997

     Joseph L. Castle, II has been a Director of the Company since January 1990. He has served as Chairman of the Board of Castle Energy Corporation ("CEC") since December 1993. He has also served as President, Chief Executive Officer and a Director of CEC since December 1985 and was the President and Chairman of the Board of Directors of its predecessor (which merged with a subsidiary of CEC in December 1985) from February 1981 through December 1985. He is the managing general partner of various partnerships engaged in the production and sale of oil and gas. Mr. Castle has been, for more than five years, a financial consultant. He is also a Director of The Reading Company, Comcast Corporation, Mark Centers Trust and Independence Capital Management, Inc., a subsidiary of Penn Mutual Insurance Company.

     Michael Solomon has been a Director of the Company since March 1990. He has been associated with the investment banking firm of Lazard Freres & Co. LLC since 1981 and is currently Managing Director of that firm.

     Philip Wachs has been President and Chief Operating Officer since March 1990 and Chairman of the Board and acting Chief Executive Officer since May 17, 1995. Prior to his appointment as Chairman of the Board, he served as Vice Chairman of the Board for over five years. Prior to his appointment as President, he served as Executive Vice President -- Real Estate for over five years.

     Samuel Sidewater has been a Director since September 1988. He served as Executive Vice President -- Merchandising for more than five years until December 6, 1990 when he was appointed Executive Vice President -- Business Development.

     Alan Rosskamm has been a Director of the Company since March 1992. He has been Chairman of the Board of Directors of Fabri-Centers of America, Inc. since July 1992. He has also been President and Chief Executive Officer and a Director of Fabri-Centers of America, Inc. for more than five years. Its principal business is conducted in the retail fabric industry through specialty fabric stores which sell a wide variety of fashion and decorator fabrics and notions, crafts, patterns and sewing accessories.

     Mordechay Kafry has been a Director of the Company since January 1990 and Executive Vice President -- Merchandise Procurement since February 1988. Prior to that time, he served as Vice President -- Far East Operations from 1986 to 1988 and as Director of Far East Operations from 1984 to 1986.

     Marvin L. Slomowitz has been a Director of the Company since March 1990. He has served as Chairman of the Board and Chief Executive Officer of Mark Centers Trust since June 1993 and as President of Mark Centers Trust from June 1993 to February 1994. He has also served as Chairman of the Board of Directors, President and Chief Executive Officer of the predecessor to Mark Centers Trust, Mark Development Company, from 1955 through June 1993. Mark Centers Trust is principally engaged in the development of shopping centers.

     Geoffrey W. Levy has been a Director of the Company since January 1993. Since 1969 he has been principally engaged in the development of shopping centers in the northeastern section of the United States. He has also acted as a consultant to national and regional retail chains providing them with advisory services on site selection and lease negotiations. Prior to 1988, Mr. Levy owned and operated twenty-five movie theaters in the northeastern section of the United States. Since that time, Mr. Levy has served as President of Southbridge Cinema, Inc. which owns and operates a movie theater in Massachusetts and as Treasurer of Fishkill Cinema, Inc. which owns and operates a movie theater in New York. Mr. Levy is also the general partner of Wakefield Mall Associates which owns and operates a shopping center in Wakefield, Rhode Island.

     Information concerning the beneficial ownership of the Company's shares of Common Stock by each nominee for election as a Director and each person whose term of office as a Director will continue is set forth under "PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP".

COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, a Compensation Committee, and certain Stock Option Committees. During the Company's 1995 fiscal year, Joseph L. Castle, II, Alan Rosskamm and Geoffrey W. Levy were members of the Audit Committee. The Audit Committee monitors the activities of the Company's independent auditors and the Company's internal audit functions. The Audit Committee met twice during the Company's 1995 fiscal year. During the Company's 1995 fiscal year, Joseph L. Castle, II, Michael Solomon and Marvin L. Slomowitz were members of the Compensation Committee and Stock Option Committees. The Compensation Committee reviews the compensation of the Company's Executive Officers. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". The Compensation Committee had six meetings during the Company's 1995 fiscal year and, on one occasion, acted by unanimous consent. The Stock Option Committees have the responsibility to administer the Company's employee stock option and stock incentive plans; to determine the individuals from among those eligible under these plans to whom, and the time or times at which, options and awards shall be granted and the number of shares to be subject to each option or award; and to make all other determinations necessary or advisable for the administration of these plans. The Stock Option Committees had six meetings during the Company's 1995 fiscal year and, on one occasion, acted by unanimous consent. During the Company's 1995 fiscal year, David V. Wachs, Philip Wachs and Samuel Sidewater were members of the Board of Directors' Administration Committee (the "Administration Committee"). Geoffrey W. Levy will fill the vacancy resulting from the resignation of David V. Wachs. The Administration Committee is authorized to exercise the authority of the Board of Directors on matters of a routine nature between meetings of the Board of Directors. The Administration Committee acted by unanimous consent on five occasions. The Board has no standing nominating committee as the selection of nominees for the Board of Directors is deemed to be the responsibility of the entire Board.

     Five meetings of the Board of Directors were held during the Company's fiscal year ended January 28, 1995. Each incumbent Director attended at least 75% of the meetings of the Board and Committees on which he served (held at a time at which he was a Director).

COMPENSATION OF DIRECTORS

     Directors who are not also employees of the Company are paid $20,000 per year for their service on the Board and any Committees. Such non-employee Directors also participate in the Company's 1989 Non-Employee Director Stock Option Plan (the "1989 Plan") and the Non-Employee Directors' Restricted Stock Plan (the "Restricted Stock Plan").

     The 1989 Plan provides that each person who after the inception of the 1989 Plan becomes a non-employee Director of the Company shall automatically receive an option under the 1989 Plan, as of the date of such Director's commencement of service as a non-employee Director, to purchase 30,000 shares of Common Stock. The exercise price for the shares of Common Stock to be purchased upon exercise of such option is equal to the fair market value of the shares covered by such option on the date of grant. Options granted under the 1989 Plan generally have a term of ten years and become cumulatively exercisable as to 20% of the shares subject to the option on each of the first five anniversaries of the date of grant. At the time of their respective appointments to the Board of Directors, options to purchase 30,000 shares were granted to Joseph L. Castle, II at an exercise price of $4.625 per share, to each of Michael Solomon and Marvin L. Slomowitz at an exercise price of $4.50 per share, to Alan Rosskamm at an exercise price of $15.25 per share and to Geoffrey W. Levy at an exercise price of $17.00 per share. These options were the only options outstanding under the 1989 Plan at the end of the 1995 fiscal year at which time options to purchase 90,000 shares were exercisable.

     The Restricted Stock Plan provides for a one-time grant of 5,000 shares of restricted stock to each non-employee Director who was serving at the effective date of the Restricted Stock Plan and, during the five-year life of the Restricted Stock Plan, a pro-rata grant to each newly elected or appointed non-employee Director who at the time he joins the Board is not related to another Director and has not been an employee of the Company for at least three years. Directors pay no cash consideration for the restricted stock granted to them. A total of 40,000 shares of the Company's Common Stock has been reserved for issuance under the Restricted Stock Plan. Restricted stock will vest at a rate of 1,000 shares per year, or earlier upon a termination of the Director's service due to death, disability and other circumstances (including in connection with a change in control of the Company) in which event the restricted stock would not be forfeited. Joseph L. Castle, II, Michael Solomon and Marvin L. Slomowitz have each received grants of 5,000 shares of restricted stock. In addition, Alan Rosskamm and Geoffrey W. Levy, who became Directors of the Company in March 1992 and January 1993, respectively, have received pro-rata grants of 4,084 shares and 3,250 shares of restricted stock under the Restricted Stock Plan, respectively.

     A Director who is also a Company employee is not separately compensated for his service as a Director.

     A Hong Kong subsidiary of the Company (the "Tenant") leases an apartment in Hong Kong from a corporation owned and controlled by Mordechay Kafry, the Company's Executive Vice President -- Merchandise Procurement and a Director, pursuant to a lease agreement (the "Lease Agreement"). Mr. Kafry's corporate duties and functions require that he reside in Hong Kong on a permanent basis. In furtherance of this requirement the Tenant permits Mr. Kafry to occupy the apartment on a rent-free basis. During the 1995 fiscal year Tenant paid rental of approximately $12,800 per month and maintenance, utility, management and insurance charges under the Lease Agreement. The term of the Lease Agreement is two years, expiring on September 30, 1996. The Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years (ended January 28, 1995, January 29, 1994 and January 30, 1993) to the Company's Chief Executive Officer and each of the Company's four other most highly compensated Executive Officers, based on salary and bonus earned during the 1995 fiscal year.

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                       -------------
                                                       ANNUAL COMPENSATION                AWARDS
                                             ---------------------------------------   -------------
                                                                       OTHER ANNUAL     SECURITIES       ALL OTHER
             NAME AND               FISCAL                             COMPENSATION     UNDERLYING     COMPENSATION
        PRINCIPAL POSITION           YEAR    SALARY($)   BONUS($)(1)      ($)(2)        OPTIONS(#)       ($)(3)(4)
----------------------------------  ------   ---------   -----------   -------------   -------------   -------------
David V. Wachs....................   1995    $ 570,000           --             --        210,000(5)     $ 102,161
Former Chairman of the Board         1994      570,000           --             --        135,000          112,040
and Chief Executive Officer          1993      525,000    $ 472,500             --             --          100,598
Philip Wachs......................   1995      360,000           --             --        210,000           77,490
Chairman of the Board                1994      360,000           --             --        135,000           11,586
President, Chief Operating
  Officer,                           1993      330,000      297,000             --         70,000           11,435
and acting Chief Executive Officer
Mordechay Kafry...................   1995      460,000           --      $ 162,000        173,700           39,028
Executive Vice President --          1994      460,000           --        134,012        115,800           39,428
Merchandise Procurement and          1993      420,000      315,000        134,012         70,000           35,745
Director
Ivan M. Szeftel...................   1995      325,000           --             --        157,500            8,547
Executive Vice President --          1994      325,000           --             --        104,700           12,208
Finance                              1993      285,000      213,750             --         50,000           11,533
Colin D. Stern....................   1995      300,000           --             --        133,500           22,220
Executive Vice President             1994      300,000           --             --         89,000           24,868
and General Counsel                  1993      265,000      198,750             --         40,000           24,804

---------------
(1) The Company has an annual incentive plan for key employees (the "Participants"). Each Participant receives a specified percentage of his or her base salary on a graduated scale as a bonus, if and to the extent the performance goals prescribed for that Participant are met. The performance goals vary in accordance with the functions of each Participant. The plan and the performance goals are reviewed and approved by the Compensation Committee prior to implementation. See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION". The table sets forth under the caption "Bonus" the bonuses paid to or accrued for the named Executive Officers with respect to the 1993, 1994 and 1995 fiscal years. Each named Executive Officer received the maximum amount payable under the annual incentive plan for the 1993 fiscal year. No bonuses were paid to or accrued for the named Executive Officers with respect to the 1994 and 1995 fiscal years.

(2) The amount set forth under the caption "Other Annual Compensation" with respect to Mordechay Kafry includes $154,000 attributable to him for the rent-free use of an apartment in Hong Kong. No amount has been disclosed under the caption "Other Annual Compensation" with respect to the other named Executive Officers as the value of perquisites or other personal benefits received by each such Executive Officer does not equal or exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each such Executive Officer.

(3) The Company has enabled David V. Wachs, Philip Wachs, Mordechay Kafry, Ivan
    M. Szeftel and Colin D. Stern to obtain life insurance pursuant to "Split Dollar" arrangements. The Company is either the

                                               Notes continued on following page
    owner or the assignee of these policies and is the beneficiary under such policies either to the extent of the premiums paid by it or to the extent of the greater of the cash value or premiums paid by it. Accordingly, the dollar value of this benefit to each named Executive Officer included under the caption "All Other Compensation" with respect to the 1995 fiscal year are as follows: David V. Wachs, $96,536; Philip Wachs, $71,865; Mordechay Kafry, $1,682; Ivan M. Szeftel, $2,922; and Colin D. Stern, $10,595. Also included under the caption "All Other Compensation" with respect to Mr. Stern are premiums in the amount of $6,000 paid by the Company on behalf of Mr. Stern for a cash-value type insurance policy on the life of Mr. Stern. See "MANAGEMENT COMPENSATION -- Employment and Change of Control Agreements". With respect to the life insurance coverage for David V. Wachs, see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS".

(4) Included under the caption "All Other Compensation" are contributions in the following amounts made or accrued by the Company under its defined contribution plan on behalf of the named Executive Officers during the 1995 fiscal year: David V. Wachs, $5,625; Philip Wachs, $5,625; Mordechay Kafry, $37,346; Ivan M. Szeftel, $5,625; and Colin D. Stern, $5,625.

(5) The options reflected herein which were granted to David V. Wachs were cancelled on his resignation. See "MANAGEMENT COMPENSATION -- Employment and Change of Control Agreements".

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to options granted to the named Executive Officers during the 1995 fiscal year and the potential realizable value of such options assuming the options are exercised immediately prior to their expiration date and assuming the occurrence of the specified compounded rates of appreciation of the Company's Common Stock over the term of such options. The potential realizable value is approximately equal to the amount a purchaser of Common Stock would realize, exclusive of brokerage commissions, assuming (i) the purchase of an equivalent number of shares of Common Stock at the closing market price on the date of grant of the options depicted, (ii) the sale of such shares immediately prior to the expiration date of such options at the closing market price on such date and (iii) the occurrence of the specified compounded rates of appreciation of the Common Stock over such holding period. This table is presented solely for purposes of complying with the Securities and Exchange Commission rules, and there can be no assurance that the optionees or any purchaser of the Common Stock under the circumstances described herein will actually realize the returns assumed herein under the circumstances depicted or under any other circumstances. The actual amounts, if any, realized by an optionee or the purchaser of Common Stock will be dependent upon a number of factors, including the future performance of the Company and overall stock market conditions.

                                             INDIVIDUAL GRANTS
                           -----------------------------------------------------
                           NUMBER OF                                                         POTENTIAL REALIZABLE VALUE
                           SECURITIES     % OF TOTAL                                           AT ASSUMED ANNUAL RATES
                           UNDERLYING      OPTIONS                                           OF STOCK PRICE APPRECIATION
                            OPTIONS       GRANTED TO      EXERCISE                              FOR OPTION TERM(1)(2)
                            GRANTED       EMPLOYEES        PRICE      EXPIRATION    ---------------------------------------------
          NAME              (#)(3)      IN FISCAL YEAR     ($/SH)        DATE       0%($)          5%($)              10%($)
-------------------------  ---------    --------------    --------    ----------    -----    -----------------   ----------------
David V. Wachs(4)........   105,000(5)       4.8%         $11.125       2/1/04       $ 0         $734,628           $1,861,690
                            105,000(6)       4.8%          11.125       2/1/04         0          734,628           1,861,690
Philip Wachs.............   105,000(5)       4.8%          11.125       2/1/04         0          734,628           1,861,690
                            105,000(6)       4.8%          11.125       2/1/04         0          734,628           1,861,690
Mordechay Kafry..........    80,000(5)       3.6%          11.125       2/1/04         0          559,716           1,418,431
                             93,700(6)       4.2%          11.125       2/1/04         0          655,568           1,661,337
Ivan M. Szeftel..........    80,000(5)       3.6%          11.125       2/1/04         0          559,716           1,418,431
                             77,500(6)       3.5%          11.125       2/1/04         0          542,225           1,374,105
Colin D. Stern...........    80,000(5)       3.6%          11.125       2/1/04         0          559,716           1,418,431
                             53,500(6)       2.4%          11.125       2/1/04         0          374,310            948,576
All Shareholders.........       N/A           N/A             N/A          N/A         0     718.8 million(7)    1.82 billion(7)

---------------

(1) The potential realizable value of the options depicted above does not take into account provisions of certain options providing for termination of the options following the termination of employment, the

                                               Notes continued on following page
     non-transferability of the options or the vesting requirements of the options. For the named Executive Officers and "All Shareholders", the occurrence of the assumed annual compounded rates of stock appreciation of 5% and 10% from a base price of $11.125 per share (i.e. the exercise price of the options depicted) over the option term will result in prices per share of the Company's Common Stock of approximately $18.12 and $28.86, respectively. These prices represent certain assumed rates of appreciation only. There can be no assurance that these prices will be achieved.

(2) The potential realizable value for "All Shareholders" represents the product of the number of shares of the Company's Common Stock outstanding as of February 1, 1994 (the date of grant of the options depicted) multiplied by the difference between (i) the assumed net amount realized, exclusive of brokerage commissions, upon the sale of one share of Common Stock at the closing market price on February 1, 2004 (i.e., the expiration date of the options depicted) assuming the specified compounded rates of return between February 1, 1994 and February 1, 2004 and (ii) the purchase price, exclusive of brokerage commissions, of one share of Common Stock at the closing market price of $11.125 on February 1, 1994 (the exercise price of the options depicted). These amounts represent certain assumed rates of appreciation only. There can be no assurance that the amounts reflected in this table will be achieved.

(3) All of these options to acquire shares of the Company's Common Stock are non-qualified options and were granted with an exercise price equal to the fair market value of the shares of Common Stock on the date of the grant. Such options have a term of ten years subject to earlier expiration at or following termination of employment in certain circumstances. The option exercise price may be paid in cash, or with the approval of the Stock Option Committee in shares of Common Stock owned by the Executive Officer or a combination of cash and such shares. In the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "MANAGEMENT COMPENSATION -- Employment and Change of Control Agreements". An Executive Officer can elect to have the Company withhold shares upon exercise to satisfy tax withholding obligations.

(4) The options reflected herein which were granted to David V. Wachs were cancelled on his resignation. See "MANAGEMENT COMPENSATION -- Employment and Change of Control Agreements".

(5) These options become exercisable as to one-fifth of the shares subject thereto on each of the first, second, third, fourth and fifth anniversaries of the date of grant.

(6) These performance-accelerated options will become cumulatively exercisable as to one-fifth of the shares subject to the option on each of the fifth, sixth, seventh, eighth and ninth anniversaries of the date of grant. Such options will, however, become exercisable on an accelerated basis if the Company's compounded rate of growth of its earnings per share over any period of three consecutive fiscal years from fiscal 1995 through fiscal 1999 equals or exceeds a certain percentage determined by the Stock Option Committee; if such performance is achieved, the options will become cumulatively exercisable as to one-half of the shares subject to the option on each of the next two anniversaries of the date of grant.

(7) No gain to the optionees is possible without an appreciation in stock price, which will benefit all Shareholders commensurately. A zero percent gain in the stock price will result in zero dollar gain for the optionee.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information relating to options exercised by the named Executive Officers during the 1995 fiscal year and the number and value of options held at fiscal year-end.

                                                                    NUMBER OF SECURITIES
                                                                         UNDERLYING               VALUE OF UNEXERCISED
                                                                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                    AT FISCAL YEAR-END(#)      AT FISCAL YEAR-END($)(1)(2)
                                SHARE ACQUIRED        VALUE      ---------------------------   ---------------------------
            NAME                ON EXERCISE(#)     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  ------------------   -----------   -----------   -------------   -----------   -------------
David V. Wachs(3)...........          --                --        2,560,166       384,834      $ 5,961,663     $ 313,337
Philip Wachs................          --                --          733,500       451,500        1,687,815       357,188
Mordechay Kafry.............          --                --          631,134       407,034        1,174,775       430,837
Ivan M. Szeftel.............          --                --          529,551       358,067        1,011,100       394,481
Colin D. Stern..............          --                --          219,132       290,868          404,263       276,518

---------------
(1) The closing price for the Company's Common Stock as reported by the Nasdaq National Market on January 27, 1995 was $6.375. Value is calculated on the basis of the aggregate of the difference between the option exercise price of in-the-money options and $6.375 multiplied by the number of shares of Common Stock underlying such options.

(2) See "REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION".

(3) At the time of his resignation on May 17, 1995, David V. Wachs surrendered previously granted options to purchase 135,000 shares of the Company's Common Stock at $15.125 and options to purchase 210,000 shares of the Company's Common Stock at $11.125. See "MANAGEMENT COMPENSATION -- Employment and Change of Control Agreements".

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

     On May 17, 1995, David V. Wachs resigned from his positions as a Director of the Company as well as the Company's Chairman of the Board and Chief Executive Officer. In connection therewith, the Company and Mr. Wachs entered into an agreement which provides for Mr. Wachs to continue to render services to the Company as a non-officer employee for six years. Mr. Wachs will be compensated at an annual rate of $427,500 per year during the first five years of the agreement and at an annual rate of $200,000 during the final year of the agreement. The Company's obligations to continue paying premiums on certain Split Dollar life insurance policies remain unaffected. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS". In connection with the agreement, Mr. Wachs surrendered previously granted options to purchase 135,000 shares of the Company's Common Stock at $15.125 and options to purchase 210,000 shares at $11.125.

     On October 3, 1989 Colin D. Stern entered into an employment agreement with the Company pursuant to which Mr. Stern is employed as the Company's General Counsel at an annual salary of $215,000 (currently $300,000), subject to increases in such salary at the discretion of the Company's Board of Directors, for an initial term commencing on November 1, 1989 and expiring on November 15, 1992. Upon expiration of the initial or any additional term, Mr. Stern's employment will continue for an additional term of one year, unless, not later than 180 days prior to the expiration of the then current term, written notice is given by either party of his or its election to terminate the employment at the end of the current term. The employment agreement provides for a motor vehicle allowance and the payment by the Company of premiums on a cash-value type insurance policy with an initial $500,000 coverage amount.

     The agreements evidencing options granted to each of the named Executives under the Company's stock option plans provide that in the event of a change of control of the Company the options become fully exercisable. In the case of options granted under the 1993 Employees' Stock Incentive Plan and the 1990 Employees' Stock Incentive Plan, a change of control is defined to mean an acquisition of shares giving a person or group beneficial ownership of more than 20% of the voting power of the Company's voting securities, a change in the Board's membership such that the current members, or those elected or nominated by vote of two-thirds of the current members and successors elected or nominated by them, cease to represent a majority of the Board, certain mergers, recapitalizations, reorganizations, or similar transactions substantially reducing the percentage of voting power held by pre-existing shareholders of the Company (unless otherwise determined by the Board), and liquidation or sale of all or substantially all of the assets of the Company, except that transactions involving subsidiaries or employee benefit plans of the Company or parties whose acquisitions of shares in excess of ten percent of the voting power of the Company have been approved in each case in advance by the Board of Directors will not trigger a change of control. In the case of options granted under the 1988 Key Employee Stock Option Plan and the 1986 Employees' Stock Option Plan, a change of control will be deemed to occur if any person, together with such person's affiliates and associates, becomes a beneficial owner (including through any right to acquire) of securities having 20% or more of the votes entitled to be cast for the election of directors, or if, in connection with or during the two years following an extraordinary transaction, the persons who were Directors immediately before the transaction cease to constitute a majority of the Board of the Company or a successor corporation (not counting terminations due to death, disability or normal retirement), except that the Board of Directors may determine in advance that a given event will not be a change of control.

         REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  Compensation Strategy

     The primary objectives of the Compensation and Stock Option Committees of the Company's Board of Directors (collectively, the "Committee") are to assure that the Company's executive compensation and benefit program:

          - reflects the Company's unique, entrepreneurial and customer-focused orientation;

          - is competitive with profitable and growing retail industry organizations;

          - is effective in driving performance to achieve financial goals and create Shareholder value;

          - is cost-efficient and fair to employees, management and Shareholders; and

          - is well communicated and understood by program participants.

     The Committee, which is comprised of independent, non-employee Directors of the Company (See "ELECTION OF DIRECTORS -- Committees of the Board"), periodically engages an independent compensation and benefits consulting firm to review the Company's compensation and benefits program. In this regard consideration is given to:

          - business direction and strategy;

          - comparisons of compensation forms and levels with strong growth peer companies in the retail industry; and

          - interests of Shareholders, customers, communities, management and other employees.

     The Company's executive compensation and benefits program reflects its entrepreneurial business strategy and its need to retain and attract high quality key employees. The Company's compensation strategy is to place the major portion of total compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. The program gives great weight to stock compensation opportunities thereby aligning management's interests with those of the Company's Shareholders. These stock compensation programs have been critical factors in attracting and retaining key employees and have contributed to a high level of employee commitment to the Company's business success.

     The Company's target total compensation levels (base salary, annual bonus and long-term incentives) for Executives are set to reflect the Company's size and financial performance as compared to the size, financial performance and corresponding compensation levels of a group of high growth, retail industry companies (the

"Compensation Peer Group"). Cash compensation (base salary and cash bonuses) targets for each Executive are set at no more than the performance and size adjusted median level of cash compensation of the Compensation Peer Group. The Company's Executives can achieve total compensation in excess of the performance and size adjusted median level of total compensation of such Compensation Peer Group when annual and long-term performance significantly exceed established goals (see "Annual Incentive Plan") and Shareholders are rewarded through stock price growth. See "Long-Term Incentive Plans". Likewise, the Company's Executives total compensation levels could fall below the performance and size adjusted median compensation level of such Compensation Peer Group when established goals are not achieved and Shareholder value is not created. These results are consistent with the Company's business strategy and its compensation philosophy of placing the major portion of total compensation opportunity at risk.

     Each year, the Committee reviews the selection of peer companies which comprise the Compensation Peer Group. The Committee believes that the Company's most direct competitors for executive talent are not necessarily restricted to those specialty apparel retail companies that are included in the line-of-business industry index used to compare Shareholder returns, but encompass a broader group of companies which are engaged in the recruitment and retention of executive talent in competition with the Company. Thus, the Compensation Peer Group is not the same as, and is broader than, the companies comprising the specialty apparel retail industry index in the graph under the caption "Comparison of Five-Year Cumulative Total Returns". See "STOCK PERFORMANCE CHART".

  Base Salaries

     Executive base salaries reflect the Company's operating philosophy, culture and business direction, with each salary determined subjectively by an annual assessment of a number of factors, including job responsibilities, impact on development and achievement of business strategy, labor market compensation data, corporate performance (earnings per share), individual performance relative to job requirements and relative job and industry experience criteria. No specific weighting criteria are utilized among these factors. Executive salaries are targeted to be no more than the performance and size adjusted median level of salaries of the Compensation Peer Group.

  Annual Incentive Plan

     The 1995 annual incentive program established annual incentive opportunities for Executives ranging from zero to a maximum 120% of salary at the end of the 1995 fiscal year. The amount of these incentive payments was dependent on the extent to which individual performance goals were met or exceeded and/or the extent to which the Company achieved earnings per share goals (reflecting earnings growth). These goals were set in expectation of a stretch performance level (target performance) and were approved by the Compensation Committee prior to implementation.

     The target performance incentive payment opportunity for each named Executive Officer was based on factors similar to those used to determine base salary (discussed above) and ranged from 50% to 60% of fiscal year-end salaries. If minimum (threshold) performance was achieved, the level at which each Executive Officer could earn an incentive payment ranged from 25% to 30% of fiscal year-end salaries to a maximum incentive payment in a range from 100% to 120% of fiscal year-end salaries. These minimum and maximum payment levels were prescribed by the Compensation Committee at the beginning of the 1995 fiscal year. No awards may be granted if corporate earnings per share (reflecting earnings growth) performance does not reach the established minimum performance level.

     The annual incentive payment opportunities for David V. Wachs and Philip Wachs were based entirely on the quantitative corporate earnings per share (including earnings growth) goal achievement. The annual incentive award opportunities for the other named Executive Officers were based 50% on the quantitative corporate earnings per share (including earnings growth) goal achievement and 50% on performance relative to individual (and business unit, where applicable) responsibilities and objectives as quantitatively and subjectively assessed by the Committee upon the recommendation of the Chief Executive Officer.

     On the recommendation of its independent compensation and benefits consulting firm, the Committee revised the Company's annual incentive plan for the 1995 fiscal year to provide for the payment of awards for performance in excess of target performance in the form of restricted stock rather than in cash as is presently the case under the Company's annual incentive plan. For the named Executive Officers, restricted stock awards, when granted as a result of above target financial performance, will vest commencing on the third anniversary of the award at the rate of 33.3% per year. This revision is intended to further align compensation awards with Shareholder interests, and encourage continued, long-term service.

  Long-Term Incentive Plans

     The Company's long-term executive incentive program currently consists of "market value" stock options (having a per share exercise price of 100% of the fair market value of the Company's Common Stock on the date of grant), performance-accelerated stock options ("PSO's") also having a per share exercise price of 100% of the fair market value of the Company's stock on the date of grant and "below market" stock options used primarily to attract new executives and retain key employees. The Committee did not award "below market" options to the named Executive Officers during the 1995 fiscal year and no such awards are currently expected to be made to these Executive Officers. See "MANAGEMENT COMPENSATION -- Summary Compensation Table". Long-term incentives involving market value stock options and PSO's reward the Executives for successful Company performance as reflected by appreciation in the market price of the Company's Common Stock. The Company's long-term executive incentive program currently consists of the following plans:

          1. The 1990 Employees' Stock Incentive Plan (the "1990 Plan") authorizes the granting of a variety of stockbased awards. To date, the Company has only granted "market value" stock options under the 1990 Plan. These options generally become exercisable at the rate of 25% per year commencing with the first anniversary of the date of grant. As a result of the adoption of the 1993 Employees' Stock Incentive Plan, the Company no longer grants options under the 1990 Plan.

          2. The 1988 Key Employee Stock Option Plan ("KESOP") authorizes the granting of "below market" options to senior executives and other key employees. The KESOP has also been used as an important recruiting tool to attract new employees. Options under the KESOP generally become exercisable in one-third increments at the end of the third, fourth and fifth years after the date of grant.

          3. The 1993 Employees' Stock Incentive Plan (the "1993 Plan") authorizes the granting of a variety of stockbased awards. The Company has granted options with an exercise price equal to 100% of the fair market value of the Company's Common Stock at the date of grant up to target award levels to the named Executive Officers and other key employees. These option grants continue to align the major portion of long-term compensation opportunities with the creation of Shareholder value. These options have a longer vesting (exercisability) schedule than options currently outstanding under the 1990 Plan in order to encourage continued long-term service. Thus, they generally become exercisable at the rate of 20% per year commencing with the first anniversary of the date of grant.

          Under the 1993 Plan, the Company has granted PSO's which have an exercise price equal to 100% of the fair market value of the Company's Common Stock at the date of grant. The exercisability of these options can vary depending on the Company's performance. The 1995 fiscal year grants of PSO's become exercisable on an accelerated basis if the Company's compounded rate of growth of its earnings per share (exclusive of unusual events as determined by the Committee) over any period of three consecutive fiscal years from 1995 through fiscal 1999 equals or exceeds a percentage target determined by the Stock Option Committee. If such performance is achieved, the options will become cumulatively exercisable as to 50% of the shares subject to the option on each of the next two anniversaries of the date of grant. If such performance target is not achieved, these options generally become cumulatively exercisable as to 20% of the shares subject to the option on each of the fifth, sixth, seventh, eighth and ninth anniversaries of the date of grant. See also "MANAGEMENT
     COMPENSATION -- Employment and Change of Control Agreements".

     In accordance with its business strategy and compensation philosophy, the Company has granted stock options to a significant number of employees to afford them an opportunity to participate in the Company's future growth and to focus them on their contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its Shareholders.

  Compensation of the Chief Executive Officer and other Named Executive Officers for the 1995 Fiscal Year

     As a result of the 1994 fiscal year financial performance, specifically earnings per share, falling below the threshold levels for the 1994 fiscal year annual incentive plan and other subjective factors (see "Base Salaries"), the Committee determined that salaries for David V. Wachs and the other named Executive Officers would not be increased for the 1995 fiscal year. No specific weighting criteria are utilized among these factors. This determination is consistent with the Company's compensation strategy of adjusting compensation awards to reflect performance.

     On the basis of the Committee's review and certification of the Company's 1995 fiscal year earnings per share performance, no annual incentive payments were made to David V. Wachs and the other named Executive Officers as the Company's performance fell below the pre-established threshold level for awards under the annual incentive plan.

     Effective February 1, 1994, David V. Wachs was granted 105,000 market value options and 105,000 PSO's at an exercise price of $11.125 per share. Such exercise price was equal to the fair market value of the Company's Common Stock at the date of grant. A total of 345,000 market value options and 329,900 PSO's were also granted to other named Executive Officers effective February 1, 1994 at the same exercise price. These grants were made with the objective of continuing to focus a significant portion of the overall executive compensation program on the achievement of earnings growth and earnings per share targets and the creation of Shareholder value. The number of market value options granted to each Executive was determined by the portion of that Executive's target total compensation level which was allocated to the long-term incentive component. The market value options granted to each Executive corresponded with the performance and size adjusted median level of the Compensation Peer Group's long-term incentive component applicable to such Executive. The grants of PSO's to each Executive, when added to the market value option grants, exceeded that median level. PSO's were granted as an additional incentive to exceed prescribed long-term earnings per share goals in conformity with the Company's compensation philosophy which is to link a significant portion of compensation to the Company's long-term performance. These grants of market value options and PSO's were not related to the amount of long-term incentive awards which were made in prior years.

     During the 1995 fiscal year, total compensation for David V. Wachs was below the performance and size adjusted median level of total compensation levels for the Compensation Peer Group. In addition, during the 1995 fiscal year, total compensation for the other named Executive Officers in the aggregate was below the performance and size adjusted median level of total compensation levels for the Compensation Peer Group. In particular, base salaries for David
V. Wachs and the other named Executive Officers in the aggregate were below the performance and size adjusted median level of base salary levels for the Compensation Peer Group. No incentive payments were made to David V. Wachs and the other named Executive Officers under the annual incentive plan. Long-term incentive awards in the form of both market value stock option grants and grants of PSO's to David V. Wachs and the other named Executive Officers during the 1995 fiscal year exceeded the performance and size adjusted median level of long-term incentive award levels for the Compensation Peer Group.

  Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code subjects public companies to limits on the deductibility of certain executive compensation for taxable years beginning on or after January 1, 1994. It limits deductible compensation for the Executive Officers named in the Summary Compensation Table to $1 million per year. See "MANAGEMENT COMPENSATION". Certain forms of compensation are exempt from this deductibility limit, primarily performance-based compensation under plans approved by Shareholders.

     In December 1993 the Internal Revenue Service ("IRS") issued proposed regulations implementing this legislation. Additional proposed regulations were issued in December 1994. These regulations will not become final until after a period for public comment and possibly public hearings thereafter. No compensation paid during the 1995 fiscal year was subject to the limitation on deductibility under Section 162(m). The Committee recognizes that a portion of compensation which may be paid to Executive Officers in future years may not qualify for exemption under the legislation; however, the Committee does not believe it is appropriate to make changes in the program at this time based upon tax regulations that are not yet final. As these circumstances change, the Committee will determine what actions, if any, are appropriate to change the compensation program.

     While the annual incentive plan described above consists of performance-based awards, it does not comply with the requirements for exemption from the deductibility limit under the proposed regulations as Shareholders have not been asked to approve the stated performance goals.

     Outstanding market value stock options and PSO awards appear to meet the exemption requirements for performance-based compensation under Section 162(m) and the proposed regulations. Awards of "below market" stock options to any of the named Executive Officers which were made under written agreements prior to February 17, 1993 should meet the exemption requirements under certain transition rules as long as these awards are not materially modified.

                                      Compensation Committee and Stock Option
                                      Committees:

                                      Joseph L. Castle, II
                                      Michael Solomon
                                      Marvin L. Slomowitz

                            STOCK PERFORMANCE CHART

     The following graph shows a five-year comparison of cumulative total returns on Common Stock for the Company, the Standard and Poor's 500 Composite Index, and the Dow Jones Retailers -- Specialty Apparel Index. The Company's fiscal year ends on the Saturday nearest January 31 in each year. The dates plotted on the chart below correspond with the last trading day of each fiscal year.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
              CHARMING SHOPPES, INC., S&P 500 COMPOSITE INDEX AND
                 DOW JONES RETAILERS -- SPECIALTY APPAREL INDEX

                                                                    DOW JONES
                                                    S&P 500         RETAILERS -
      MEASUREMENT PERIOD           CHARMING        COMPOSITE        SPECIALTY
    (FISCAL YEAR COVERED)        SHOPPES, INC.       INDEX        APPAREL INDEX
2/2/90                                     100             100             100
2/1/91                                     124             107             110
1/31/92                                    290             132             168
1/29/93                                    401             146             160
1/28/94                                    259             164             148
1/27/95                                    144             166             135

     The chart above assumes $100 invested on February 2, 1990 in Charming Shoppes, Inc., the S&P 500 Composite Index, and the Dow Jones
Retailers -- Specialty Apparel Index, and was plotted using the above data.

                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

     The following table shows the beneficial ownership of the Company's Common Stock of (1) each person or group known to the Company to be beneficial owners of more than five percent of the outstanding shares of Common Stock; (2) each Director individually; (3) each of the Company's named Executive Officers for the 1995 fiscal year and (4) all Directors and all Executive Officers of the Company as a group. Unless otherwise indicated, beneficial ownership information is presented as of April 14, 1995.

                                                                        COMMON STOCK (1)
                                                                   ---------------------------
                                                                    NUMBER OF       PERCENT OF
                      NAME OF BENEFICIAL OWNER                     SHARES OWNED       CLASS
    -------------------------------------------------------------  ------------     ----------
    David V. Wachs...............................................    6,074,830(2)       5.8%
    Samuel Sidewater.............................................    2,178,510(3)       2.1%
    Philip Wachs.................................................    1,985,274(4)       1.9%
    Mordechay Kafry..............................................      708,767(5)       (14)
    Michael Solomon..............................................      110,000(6)       (14)
    Marvin L. Slomowitz..........................................       35,000(7)       (14)
    Joseph L. Castle, II.........................................       22,000(7)       (14)
    Alan Rosskamm................................................       23,484(7)       (14)
    Geoffrey W. Levy.............................................       20,250(7)       (14)
    Ivan M. Szeftel..............................................      691,975(8)       (14)
    Colin D. Stern...............................................      332,499(9)       (14)
    J. P. Morgan & Co., Inc. ....................................    9,725,595(10)      9.4%
    Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. ......    8,556,662(11)      8.3%
    FMR Corp. ...................................................    7,605,043(12)      7.4%
    All Directors and all Executive Officers
      as a Group (18 persons)....................................   13,194,171(13)     12.1%

---------------
 (1) Unless otherwise indicated, the persons named have sole voting and investment power over the number of shares of the Company's Common Stock shown as being beneficially owned by them.

 (2) Includes 80,000 shares owned by a charitable foundation of which David V. Wachs is co-trustee, as to which shares David V. Wachs disclaims any beneficial ownership. Also includes 2,594,666 shares as to which David V. Wachs holds options exercisable within sixty days.

 (3) Includes 426,060 shares owned by an irrevocable trust of which Mr. Sidewater is beneficiary and 36,150 shares owned by a charitable foundation of which Mr. Sidewater is a trustee, with respect to all of which shares Mr. Sidewater disclaims any beneficial interest. Also includes 124,180 shares as to which Mr. Sidewater holds options exercisable within sixty days.

 (4) Includes 60,000 shares owned by a charitable foundation of which Philip Wachs is a co-trustee and 810,500 shares as to which Philip Wachs holds options exercisable within sixty days. Also includes 39,600 shares owned by five irrevocable trusts of which Philip Wachs is co-trustee, as to which Philip Wachs disclaims any beneficial ownership. The shares owned by these trusts are also included in the number of shares reflected as beneficially owned by Colin D. Stern. Excludes 4,650 shares held by three irrevocable trusts for the benefit of Philip Wachs' children.

 (5) Includes 708,767 shares as to which Mr. Kafry holds options exercisable within sixty days.

 (6) Includes 45,000 shares owned by a trust for the benefit of Mr. Solomon's daughter, as to which shares Mr. Solomon disclaims any beneficial ownership. Also includes 30,000 shares owned by Mr. Solomon's profit sharing and savings plan, 5,000 shares which were granted to Mr. Solomon under the Company's Non-Employee Directors' Restricted Stock Plan and 30,000 shares as to which Mr. Solomon holds options exercisable within sixty days. See "ELECTION OF DIRECTORS -- Compensation of Directors".

 (7) Includes 4,000 shares for Mr. Castle, 5,000 shares for Mr. Slomowitz, 4,084 shares for Mr. Rosskamm, and 3,250 shares for Mr. Levy which were granted under the Company's Non-Employee Directors' Restricted Stock Plan. Also includes 18,000 shares for Mr. Castle, 30,000 shares for Mr. Slomowitz, 18,000 shares for Mr. Rosskamm and 12,000 shares for Mr. Levy, as to which such persons hold options exercisable within sixty days. See "ELECTION OF DIRECTORS -- Compensation of Directors".

 (8) Includes 593,851 shares as to which Mr. Szeftel holds options exercisable within sixty days.

 (9) Includes an aggregate of 57,400 shares owned by nine irrevocable trusts of which Mr. Stern is co-trustee, as to which shares Mr. Stern disclaims any beneficial ownership. The shares owned by five of these trusts in the aggregate amount of 39,600 are included in the number of shares reflected as beneficially owned by Philip Wachs. Also includes 275,099 shares as to which Mr. Stern holds options exercisable within sixty days.

(10) The source of this information is an amendment to Schedule 13G dated December 30, 1994, filed by J.P. Morgan & Co., Inc., reporting that it had sole power to vote or direct the vote of 6,111,685 shares and sole power to dispose or to direct the disposition of 9,724,595 shares at that date. The address of J.P. Morgan & Co., Inc. is 60 Wall Street, New York, New York 10260.

(11) The source of this information is a Schedule 13G dated February 10, 1995, filed by The Goldman Sachs Group, L.P. and Goldman, Sachs & Co., reporting that each had shared power to vote or direct the vote of 8,556,662 shares and shared power to dispose or direct the disposition of 8,556,662 shares. The address of The Goldman Sachs Group, L.P. and Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004.

(12) The source of this information is an amendment to Schedule 13G dated February 13, 1995, filed by FMR Corp. and certain other persons and reporting beneficial ownership at December 31, 1994. FMR Corp. reported that it had sole voting power over 72,827 shares and sole dispositive power over 7,605,043 shares. Edward C. Johnson, 3rd, reported in that Schedule 13G amendment that he and certain of his family members and trusts form a controlling group with respect to FMR Corp. so that he also had beneficial ownership of 7,605,043 shares (which shares are the same shares as those beneficially owned by FMR Corp.), including sole voting power over 72,827 shares and sole dispositive power over 7,605,043 shares. In addition, the
     Schedule 13G amendment stated that Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment advisor, was a beneficial owner of 7,532,216 shares (which shares are included in the shares beneficially owned by FMR Corp.). The address of FMR Corp. is 83 Devonshire Street, Boston, Massachusetts 02109.

(13) Includes 5,812,555 shares as to which Directors and Executive Officers hold options exercisable within sixty days.

(14) The percentage of shares of Common Stock beneficially owned does not exceed one percent of the Company's issued and outstanding shares of Common Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Philip Wachs, Michael Wachs and members of their immediate families own equity interests in three entities which own shopping centers in which the Company leases stores. In addition, Ivan M. Szeftel owns equity interests in one of these entities. Colin D. Stern also owned equity interests in one of these entities. As of January 1, 1995, Mr. Stern ceased to own any interest in such entity. The amount (including rent, common area maintenance charges, taxes, insurance and other charges payable under the lease) (the "Lease Amount") paid by the Company for the 1995 fiscal year with respect to each store in each shopping center and the locations of each shopping center are as follows:
Massena, New York: $37,242; Newark, New York: $79,032; and Logan, West Virginia:
$113,029. Philip Wachs, Michael Wachs and members of their immediate families and Ivan M. Szeftel own equity interests in an entity which owned a shopping center in Mt. Vernon, Illinois in which the Company leases a store. This shopping center has been sold. Certain amounts remain outstanding on account of payment of the purchase price. The Lease Amount paid by the Company during the 1995 fiscal year with respect to the lease of that store is $101,858. The foregoing leases involve fewer than one percent of the Company's stores, and are not individually or in the aggregate material to the Company. The

Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

     Bernard Brodsky, an Executive Officer of the Company, and his wife (the "Brodskys"), are personally indebted to the Company for a loan made to them in the aggregate amount of $150,000 (the "Loan"). The Loan bears interest, payable monthly, at an annual rate of 6.5%, and is payable in full on January 31, 1997. The Loan is secured by a first mortgage on a residence owned by the Brodskys. The principal amount outstanding as of April 30, 1995 was $125,000 which was also the largest aggregate amount of indebtedness outstanding at any time during the 1995 fiscal year.

     The Company provides additional life insurance coverage for David V. Wachs. Under this split dollar arrangement, the Company will pay annual premiums of $514,923, provided, however, that the proceeds of such policies shall be first used to repay all premiums paid by the Company plus interest thereon at a compounded rate of 4-1/2% per annum. Under this arrangement, a sufficient amount of insurance coverage will be in place at all times to insure, at a minimum, that the amount of all premiums paid by the Company will be repaid plus such interest. The balance of such policy proceeds will be paid to certain designated beneficiaries. See also, "MANAGEMENT COMPENSATION -- Summary Compensation Table:
Footnote (3)".

     The Company also provides additional life insurance coverage for Philip Wachs. Under the split dollar arrangement, the Company will pay annual premiums of $83,317, provided, however, that the proceeds of such policies shall be first used to repay all premiums paid by the Company. Under this arrangement, a sufficient amount of insurance coverage will be in place at all times to insure, at a minimum, that the amount of all premiums paid by the Company will be repaid. The balance of such policy proceeds will be paid to certain designated beneficiaries. See also, "MANAGEMENT COMPENSATION -- Summary Compensation Table:
Footnote (3)".

     A Hong Kong subsidiary of the Company (the "Tenant") leases an apartment in Hong Kong from a corporation owned and controlled by Mordechay Kafry, the Company's Executive Vice President-Merchandise Procurement and a Director, pursuant to a lease agreement. Information regarding this lease agreement is set forth under the caption "ELECTION OF DIRECTORS".

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the 1995 fiscal year the members of the Compensation Committee and Stock Option Committees were: Joseph L. Castle, II, Michael Solomon and Marvin
L. Slomowitz. Marvin L. Slomowitz is also Chairman of the Board, Chief Executive Officer and a shareholder of Mark Centers Trust which is the general partner of Mark Centers Limited Partnership (the "Partnership"). See "ELECTION OF DIRECTORS". Mr. Slomowitz is also a principal shareholder of the Partnership which owns shopping centers in which the Company leased eleven stores during the 1995 fiscal year. The aggregate amounts (including rent, common area maintenance charges, taxes, insurance and other charges payable under the leases (the "Lease Amounts")) paid by the Company for the 1995 fiscal year with respect to these eleven stores was $649,000 which is less than two percent of the aggregate rental revenues of the Partnership. The Company also leases two stores in shopping centers located in Honesdale and Pittston, Pennsylvania. Mr. Slomowitz owns mortgages over these two shopping centers. The Lease Amounts paid by the Company for the 1995 fiscal year with respect to the Honesdale and Pittston stores are approximately $69,000 and $49,000, respectively. Such leases currently involve fewer than one percent of the Company's stores, and are not individually or in the aggregate material to the Company. The Company believes that the terms thereof are no less favorable to the Company than the Company could have negotiated with an unaffiliated third party.

                                 OTHER BUSINESS

     The management of the Company knows of no other matters to be presented to the Annual Meeting. However, if any matters other than those referred to herein should properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy Card (namely Philip Wachs and Samuel Sidewater) to vote in accordance with their best judgment.

                           RELATIONSHIP WITH AUDITORS

     The firm of Ernst & Young was the Company's independent auditors for the fiscal year ended January 28, 1995. Ernst & Young has no direct financial interest and no material indirect financial interest in the Company. Representatives of the auditors are expected to be present at the Annual Meeting and available to make a statement, if they desire, or to answer appropriate questions.

     The Board of Directors selects the independent auditors of the Company upon recommendation by the Audit Committee. The Board has not yet selected the independent auditors for the current fiscal year.

                       PROPOSALS FOR 1996 ANNUAL MEETING

     Any proposals of Shareholders that are intended to be presented at the Company's 1996 Annual Meeting of Shareholders must be received at the Company's principal executive offices no later than January 26, 1996 and must comply with all other applicable legal requirements in order to be included in the Company's Proxy Statement and Proxy Card for that Meeting.

                              COST OF SOLICITATION

     The cost of soliciting Proxies in the accompanying form will be borne by the Company. The solicitation will be conducted primarily by mail, although Directors, Officers and employees of the Company may solicit Proxies personally or by telephone or telegram. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for proxy material to be sent to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

                             ADDITIONAL INFORMATION

     A copy of the Annual Report of the Company for the fiscal year ended January 28, 1995, which contains financial statements audited by the Company's independent auditors, accompanies this Proxy Statement.

     A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (including financial statements and schedules thereto) will be furnished without charge to Shareholders upon written request to Bernard Brodsky, Secretary, at 450 Winks Lane, Bensalem, Pennsylvania 19020.

     It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed Proxy Card and return it in the enclosed stamped and addressed envelope as promptly as possible.

                                         By Order of the Board of Directors

                                              BERNARD BRODSKY
                                                 Secretary

Bensalem, Pennsylvania
May 25, 1995

PROXY

                             CHARMING SHOPPES, INC.

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Philip Wachs and Samuel Sidewater, and each of them, Proxies of the undersigned, with full power of substitution, to vote and act as designated below with respect to all shares of Common Stock of Charming Shoppes, Inc. ("Company") which the undersigned would be entitled to vote, as fully as the undersigned could vote and act if personally present, at the Annual Meeting of Shareholders of the Company to be held on Thursday, June 29, 1995 and at any adjournments thereof.

UNLESS OTHERWISE INDICATED ON THE REVERSE SIDE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR AS SET FORTH IN THE PROXY STATEMENT.

                          (CONTINUED ON REVERSE SIDE)

1. ELECTION OF CLASS B DIRECTORS

     Vote FOR
   all nominees
 (except as marked       Vote           (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE: WRITE
 to the contrary)      WITHHELD         THAT NOMINEE'S NAME BELOW.)

      / /                / /                       Joseph L. Castle, II      Michael Solomon      Philip Wachs

                                        ---------------------------------------------------------------------------------------


                                           THE PROXIES ARE AUTHORIZED TO VOTE IN
                                           THEIR DISCRETION UPON SUCH OTHER
                                           MATTERS AS MAY PROPERLY COME BEFORE
                                           THE MEETING.

                                           The undersigned acknowledges receipt
                                           of the Annual Report, the Notice of
                                           Annual Meeting of Shareholders and
                                           the Proxy Statement, and revokes all
                                           previously granted Proxies.

                                           Dated: _______________________, 1995


                                           -------------------------------------
                                                         Signature

                                           -------------------------------------
                                                         Signature

                                           Please date and sign as name appears
                                           hereon, and return promptly. If the
                                           stock is registered in the name of
                                           two or more persons, each should
                                           sign. Executors, administrators,
                                           trustees, guardians, attorneys and
                                           corporate officers should add their
                                           titles. Please note any change in
                                           your address as it appears on this
                                           Proxy.

       "PLEASE MARK INSIDE BLUE BOXES SO THAT PROCESSING EQUIPMENT WILL
                              RECORD YOUR VOTES"


                             FOLD AND DETACH HERE

                        ANNUAL MEETING OF SHAREHOLDERS
                                      OF
                            CHARMING SHOPPES, INC.
                            THURSDAY, JUNE 29, 1995
                                  10:00 A.M.
                            CHARMING SHOPPES, INC.
                                450 WINKS LANE
                              BENSALEM, PA 19020